Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CSP, Inc. and Subsidiaries of our report dated December 24, 2014, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of CSP, Inc. and Subsidiaries for the year ended September 30, 2014.

/s/ McGladrey LLP

Boston, Massachusetts
October 1, 2015